Exhibit 10.8

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this "Assignment Agreement") dated as of March 8, 2021 ("Effective Date")

BETWEEN:

1.
Tree Roots Entertainment Group Company Limited, a company existing under the laws of Thailand, and having its registered address at No. 695, Sukhumvit Road, Phra Khanong, Khlong Toei, Bangkok, Thailand (the "Investor" or "Assignor"); and

2.
Tree Roots Entertainment Group Limited, a company existing under the laws of Hong Kong, and having its registered address at Flat/Rm 102, 1/F, Tak Fung Building, 79-81, Connaught Road West, Hong Kong (the "Assignee").

Both above mentioned Parties, together referred collectively to as the "Parties" or individually as the "Party".

RECITALS:

A.
HotPlay Enterprise Limited, a British Virgin Islands corporation (the "Company") and the Investor previously entered into a Note Purchase Agreement dated 8th January 2021 in the aggregate principal amount of USD 12,000,000 (Twelve Million United States Dollars) (the "Agreement").

B.
The Company and Investor later entered into the first Amendment to the Agreement dated 1st February 2021 so that all accrued and unpaid interest under the Agreement shall be repaid upon the conversion of the Note (the "Amendment").

NOW, THEREFORE, in consideration of the foregoing Recitals, which the Parties incorporate in this Assignment Agreement as if fully set forth below, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, Assignor hereby agrees, promises and undertakes under this Assignment Agreement. as follows:

Section 1 Defined Terms.

As used in this Assignment Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Unless otherwise specifically defined herein, each term defined in the Agreement and/or Amendment and used herein without definition shall have the meaning assigned to such term in the Agreement and/or Amendment.

Section 2 Assignment.

As of the Effective Date, Assignor hereby assigns transfers and conveys to Assignee, any and all of Assignor's rights, title, interests and benefits and all monies due or to become due to Assignor under or in connection with the Convertible P/N, the Note Purchase Agreement and its amendments thereof shall be borne to the Assignee entirely.

Section 3 Acceptance and Indemnification.

Assignee hereby accepts the foregoing assignment and transfer and promises to observe and perform all services and obligations required under the Note accruing on or after the Effective Date or otherwise attributable to the period commencing on said date and continuing thereafter for so long as the Note remains in full force and effect.

Assignee shall pay an assignment fee under this Assignment Agreement in the amount of USD 100,000 (One Hundred Thousand United States Dollars) upon the request of the Assignor.

Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, agents and assigns, from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys' fees, which arise from or relate to the Note on or after the Effective Date.

Section 4 Representations and Warranties.

4.1.	Representations and Warranties of Assignor:

(A)	it is the legal and beneficial owner of the interests that it is assigning,

(B)	such interests are free and clear of any lien, encumbrance or other adverse claim and

(C)	it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and

(D)	Assignor will keep and perform the obligations to be kept and performed by it under the Assignment Agreement.

(E)
Assignor will not without the prior written consent of Assignee, modify, amend, alter, change, cancel or terminate the Assignment Agreement except to the extent Assignor in its sole but reasonable discretion determines is necessary to file and other proceedings or miscellaneous filings in order to protect title to the Assignment Agreement or as necessary and proper to keep the Assignment Agreement in full force and effect.

4.2.	Representations and Warranties of Assignee:

(A)
it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Agreement and the Amendment,

(B)
it is sophisticated with respect to decisions to acquire assets of the type represented by the interests assigned to it hereunder and either it, or the person exercising discretion in making its decision to acquire the interests assigned to it hereunder, is experienced in acquiring assets of such type,

Section 5 Miscellaneous.

5.1.           This Assignment Agreement shall become effective on the Effective Date and enforceable against the Parties hereto.

5.2.          This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Assignment Agreement may be executed by facsimile or PDF electronic mail signature, and all such signatures shall be effective as originals.

5.3.           In the event that any one or more of the provisions contained in this Assignment Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Assignment Agreement.

5.4.         This Assignment Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Assignment Agreement shall be brought only in the state courts of Delaware or in the federal courts located in the state of Delaware.

5.5.           Both Parties executing this Assignment Agreement agree to submit to the jurisdiction of such courts and waive trial by jury.

5.6.          This Assignment Agreement, the Notes, the Agreement, and the Amendment constitute the entire understanding among the Parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Tree Roots Entertainment Group Company Limited and Tree Roots Entertainment Group Limited Parties to this Assignment Agreement have executed this Assignment Agreement as of the Effective Date (March 8, 2021).

Assignor		Assignee
Tree Roots Entertainment Group Company Limited		Tree Roots Entertainment Group Limited

By:	/s/ Jwanwat Ahriyavraromp	By:	/s/ Jwanwat Ahriyavrarom
	Dr. Jwanwat Ahriyavraromp		Dr. Jwanwat Ahriyavraromp
	Authorized Director		Authorized Director

By:	/s/ Athid Nanthawaroon
Athid Nanthawaroon
Authorized Director